Exhibit 99.1

July 27, 2017 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 2nd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the "Company") reported consolidated net income for the quarter ended June 30, 2017, of $1,741,000, an increase of 2.1 percent from the $1,706,000 earned for the second quarter of 2016.   Earnings per share for the second quarter of 2017 were $.37 compared to $.41 for the prior year second quarter.  For the six months ended June 30, 2017, net income totaled $4,958,000, a 9.3 percent increase from net income of $4,538,000 for the six months ended June 30, 2016.  Earnings per share were $1.06 for the first six months of 2017 versus $1.10 for the first six months of 2016.  Return on average assets and return on average equity were .97 percent and 9.40 percent, respectively, for the first half of 2017, compared to 1.05 percent and 9.88 percent, respectively, for the same period in the prior year.

"Two quarters into the new fiscal year and eleven months into the Milton Banking Company merger things are coming together nicely," stated Thomas E. Wiseman, President and CEO.  "Customer response has been positive, loan demand steady and our Community First mission stronger than ever.  We are pleased with the second quarter and year-to-date financial results and recognize the outstanding effort put forth by the entire OVBC family."

For the second quarter of 2017, net interest income increased $1,865,000, and for the six months ended June 30, 2017, net interest income increased $3,630,000 from the same respective periods last year.  Positively impacting net interest income was the growth in earning assets.  For the six months ended June 30, 2017, average earning assets increased $145 million from the same period the prior year.  The growth in average earning assets was attributable to average loans, which increased $152 million.  In addition to positive loan growth from existing markets, the growth in loans was supplemented from recent expansion initiatives.  During the third quarter of 2016, the Company acquired Milton Bancorp, Inc. ("Milton"), which contributed $106 million to the growth in loans.  Furthermore, the Company opened a loan production office in Athens, Ohio in late 2015.  Average loans for the Athens location increased $14 million for the first half of 2017, as compared to the same period last year.  Adding to the contribution from the growth in earning assets was the increase in the strong net interest margin, or profit margin on earning assets.  For the six months ended June 30, 2017, the net interest margin was 4.49 percent, compared to 4.36 percent for the same period the prior year.  The improvement in net interest margin was related to higher loan balances relative to total earning assets.

For the three months ended June 30, 2017, the provision for loan losses increased $34,000, and for the six months ended June 30, 2017, the provision for loan losses decreased $300,000, from the same respective periods in 2016.  For the six months ended June 30, 2017, net charge-offs totaled $1,067,000, an increase of $733,000 from the same period in 2016.  However, the net charge-offs incurred during the first half of 2017 were predominately related to the charge-off of specific allocations on collateral dependent impaired loans, which had already been provided for in the allowance for loan losses.  As a result, charge-offs for loans without specific reserves were down from the prior year, which contributed to a decrease in provision for loan losses.  The ratio of nonperforming loans to total loans was 1.09 percent at June 30, 2017 compared to 1.26 percent at December 31, 2016 and 1.14 percent at June 30, 2016.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at June 30, 2017 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was .92 percent of total loans at June 30, 2017, compared to 1.05 percent at December 31, 2016 and 1.15 percent at June 30, 2016.

For the three months ended June 30, 2017, noninterest income totaled $2,112,000, compared to $1,861,000 for the same period last year.  Noninterest income totaled $5,225,000 for the six months ended June 30, 2017, as compared to $5,096,000 for the same period last year, an increase of $129,000.  The increase in noninterest income was related to the higher deposit base associated with the Milton acquisition.  For the first half of 2017, interchange income earned from debit and credit transactions increased $432,000 and service charges on deposit accounts increased $195,000, respectively, from the same period last year.  Partially offsetting the increases above was tax refund processing fees.  For the first six months of 2017, tax refund processing fees totaled $1,667,000, a decrease of $357,000 from the same period the prior year.  The decrease was related to the lower per item fee received by the Company under the contract with the third-party tax refund product provider.

For the three months ended June 30, 2017, noninterest expense totaled $9,876,000, an increase of $2,103,000 from the same period last year.  For the six months ended June 30, 2017, noninterest expense totaled $19,251,000, an increase of $3,509,000, or 22.3 percent, from the same period last year.  Generally, the acquisition of Milton contributed to an increase in most noninterest expense categories, related to having a larger organization after the merger.  The Company's largest noninterest expense, salaries and employee benefits, increased $617,000 as compared to the second quarter of 2016 and increased $1,411,000 as compared to the first half of 2016.  The increase was primarily related to adding Milton employees, annual merit increases, and higher health insurance expense.  Also adding to higher noninterest expense was fraud expense.  During the second quarter of 2017, management discovered four fraudulent wire transfers associated with a single account relationship totaling $933,000.  As of June 30, 2017, management was able to recover $103,000, resulting in a net expense of $830,000.  A determination of whether or not existing insurance policies will cover all or part of any such residual loss is still pending.  The remaining noninterest expenses increased $1,268,000, led by an increase in data processing, professional fees and expenses associated with facilities.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 19 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain  statements  contained  in this  earnings  release  that  are not  statements of  historical  fact  constitute  forward-looking  statements  within the  meaning of the  Private Securities Litigation Reform Act of 1995.  Words such as "believes," "anticipates," "expects," "appears," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares. The fair value measurements of assets acquired and liabilities assumed are subject to refinement for up to one year after the closing date of the acquisition of Milton as additional information relative to closing date fair values become available.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
PER SHARE DATA
Earnings per share	$0.37	$0.41	$1.06	$1.10
Dividends per share	$0.21	$0.21	$0.42	$0.42
Book value per share	$23.27	$22.89	$23.27	$22.89
Dividend payout ratio (a)	56.46%	51.00%	39.59%	38.22%
Weighted average shares outstanding	4,681,763	4,142,247	4,677,066	4,134,956

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$-	$-	$188	$181
Dividends reinvested under
dividend reinvestment plan (c)	$381	$413	$796	$822

PERFORMANCE RATIOS
Return on average equity	6.49%	7.33%	9.40%	9.88%
Return on average assets	0.70%	0.81%	0.97%	1.05%
Net interest margin (d)	4.45%	4.22%	4.49%	4.36%
Efficiency ratio (e)	79.75%	75.95%	72.51%	69.27%
Average earning assets (in 000's)	$925,338	$798,651	$958,258	$813,006

(a) Total dividends paid as a percentage of net income.
(b) Shares purchased from OVBC.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended		Six months ended
(in $000's)	June 30,		June 30,
	2017	2016	2017	2016
Interest income:
Interest and fees on loans	$10,131	$8,135	$20,921	$17,062
Interest and dividends on securities	858	778	1,806	1,621
Total interest income	10,989	8,913	22,727	18,683
Interest expense:
Deposits	628	510	1,228	1,008
Borrowings	290	197	563	369
Total interest expense	918	707	1,791	1,377
Net interest income	10,071	8,206	20,936	17,306
Provision for loan losses	175	141	320	620
Noninterest income:
Service charges on deposit accounts	530	434	1,034	839
Trust fees	55	56	113	116
Income from bank owned life insurance and
annuity assets	182	191	404	400
Mortgage banking income	50	61	105	118
Electronic refund check / deposit fees	291	270	1,667	2,024
Debit / credit card interchange income	863	625	1,643	1,211
Gain (loss) on other real estate owned	(21)	13	(71)	8
Other	162	211	330	380
Total noninterest income	2,112	1,861	5,225	5,096
Noninterest expense:
Salaries and employee benefits	5,145	4,528	10,509	9,098
Occupancy	448	405	882	834
Furniture and equipment	258	201	518	386
Professional fees	451	341	904	678
Marketing expense	257	248	512	495
FDIC insurance	109	148	267	297
Data processing	553	336	1,088	689
Software	378	302	737	594
Foreclosed assets	75	121	267	186
Amortization of intangibles	41	0	82	0
Merger related expenses	0	134	27	361
Other	2,161	1,009	3,458	2,124
Total noninterest expense	9,876	7,773	19,251	15,742
Income before income taxes	2,132	2,153	6,590	6,040
Income taxes	391	447	1,632	1,502
NET INCOME	$1,741	$1,706	$4,958	$4,538

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	June 30,	December 31,
	2017	2016
ASSETS
Cash and noninterest-bearing deposits with banks	$11,013	$12,512
Interest-bearing deposits with banks	24,473	27,654
Total cash and cash equivalents	35,486	40,166
Certificates of deposit in financial institutions	1,820	1,670
Securities available for sale	102,697	96,490
Securities held to maturity (estimated fair value: 2017 - $19,330; 2016 - $19,171)	18,605	18,665
Restricted investments in bank stocks	7,506	7,506
Total loans	756,905	734,901
Less: Allowance for loan losses	(6,952)	(7,699)
Net loans	749,953	727,202
Premises and equipment, net	13,233	12,783
Other real estate owned	2,436	2,129
Accrued interest receivable	2,264	2,315
Goodwill	7,371	7,801
Other intangible assets, net	588	670
Bank owned life insurance and annuity assets	29,529	29,349
Other assets	8,668	7,894
Total assets	$980,156	$954,640

LIABILITIES
Noninterest-bearing deposits	$227,064	$209,576
Interest-bearing deposits	581,128	580,876
Total deposits	808,192	790,452
Other borrowed funds	40,655	37,085
Subordinated debentures	8,500	8,500
Accrued liabilities	13,822	14,075
Total liabilities	871,169	850,112

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2017 - 5,342,846 shares issued; 2016 - 5,325,504 shares issued)	5,343	5,326
Additional paid-in capital	47,268	46,788
Retained earnings	72,112	69,117
Accumulated other comprehensive loss	(24)	(991)
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	108,987	104,528
Total liabilities and shareholders' equity	$980,156	$954,640